EXHIBIT 99.1

TRANSACTIONS

The following table sets forth all transactions not previously reported effected since the most recent filing of Schedule 13D by the Reporting Persons (on behalf of the Corvex Funds) in respect of the Shares, inclusive of any transactions effected through 4:00 p.m., New York City time, on May 28, 2025. All such transactions were purchases of securities effected in the open market, and the table excludes commissions paid in per share prices.

NATURE OF TRANSACTION	DATE OF TRANSACTION	AMOUNT OF SECURITIES	PRICE PER SHARE $[1]
Purchase of Common Stock	05/08/2025	857,299	6.11
Purchase of Common Stock	05/09/2025	138,048	6.31
Purchase of Common Stock	05/23/2025	377,277	5.89
Purchase of Common Stock	05/27/2025	109,008	6.05
Purchase of Common Stock	05/28/2025	314,390	6.03

(1) The prices in each of the following rows are weighted average prices. These Shares were purchased in multiple transactions. The Reporting Persons undertake to provide the Issuer, any security holder of the Issuer, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of Shares purchased at each separate price.